ICOA, Inc.
                                                                 111 Airport Rd.
                                                               Warwick, RI 02889
                                                                    401-352-2368



                                                                   PRESS RELEASE
                                                           FOR IMMEDIATE RELEASE

       ICOA Secures Additional Capital, Restructuring With Cornell Capital


WARWICK, R.I., November 7, 2005 -- ICOA, Inc. (OTCBB: ICOA), a national provider of neutral-host wireless broadband Internet networks and managed services in high-traffic public locations across forty-five states, today announced it has reached agreement with Cornell Capital Partners, LLC for $400,000 in new growth capital and the restructuring of preexisting commitments.

The company issued a 2-year convertible debenture for $2.19 million to Cornell Capital Partners, which encompassed the new investment and consolidated all preexisting commitments.

As part of the restructuring, the company has terminated the $5 million Standby Equity Distribution Agreement (SEDA) with Cornell Capital Partners that was entered into in March, 2004. The termination of the SEDA has no premiums or penalties.

Steve Cummings, ICOA's CFO, said, "I'd like to thank Cornell Capital Partners for providing the early-stage growth capital that was required during ICOA's re-start phase. The restructuring of this arrangement enables management to continue their focus on growth and shareholder value."

Full details of the above transactions can be found in the company's Form 8-K filed today with the SEC.


About ICOA, Inc.
ICOA, Inc. is a national provider of neutral-host wireless and wired broadband Internet networks in high-traffic public locations. ICOA provides design, installation, operations, maintenance and management of neutral, common-use 802.11x standard WLAN Wi-Fi hot spot and hot zone infrastructure throughout airport facilities, quick-service restaurants, universities, travel plazas, marinas, hospitality and hot zone locations. ICOA owns or operates over 1,300 broadband access installations in high-traffic locations across 45 states. For additional information, visit http://www.icoacorp.com. To subscribe to ICOA's email alert system, please send an email to: news-subscribe@icoacorp.com.

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For more information, contact ICOA Vice President of Corporate Development John
Balbach at (401) 352-2368 or email jbalbach@icoacorp.com.

The foregoing contains "forward-looking statements," which are based on management's beliefs, as well as on a number of assumptions concerning future events and information currently available to management. Readers are cautioned not to put undue reliance on such forward-looking statements, which are not a guarantee of performance and are subject to a number of uncertainties and other factors, many of which are outside ICOA's control, that could cause actual results to differ materially from such statements. For a more detailed description of the factors that could cause such a difference, please see ICOA's filings with the Securities and Exchange Commission. ICOA disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. This information is presented solely to provide additional information to further understand the results of ICOA.